For further information, contact:
                                            Donald F. Holt
                                            Executive Vice President &
                                            Chief Financial Officer

                                            (717) 231-5704


                   KEYSTONE DECLARES QUARTERLY CASH DIVIDEND

HARRISBURG, Pa.-- May 25, 2000-Keystone Financial Inc., (NASDAQ, NMS: KSTN), the fourth largest financial institution headquartered in Pennsylvania, announced that its Board of Directors declared a regular cash dividend of 29 cents per share, payable on July 20, 2000 to shareholders of record as of July 10, 2000.

Last week, Keystone announced that it had entered into a definitive agreement for a merger with M&T Bank Corporation. This transaction, which is subject to a number of conditions, is expected to be completed in late 2000.

Keystone Financial, Inc., with assets of approximately $7 billion, is the holding company for Keystone Financial Bank, N.A. which has more than 175 community offices in Pennsylvania, Maryland and West Virginia and a Mobile Banking Unit which operates throughout the tri-state area. Keystone also operates Martindale Andres & Co., an investment-management services provider; Keystone Financial Mortgage Co.; MMC&P, a retirement-benefit services firm, Keystone Brokerage, LLC; offering full service investment planning and discount brokerage, and a 24-hours-a-day, seven days a week Telephone Banking Center. For more information, Keystone Financial can be reached on the Internet at www.keyfin.com.




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